Exhibit 13(i)

Consent of Independent Registered Public Accounting Firm

The Committee and Participants of
The Prudential Variable Contract Account-2:

We consent to the use of our report incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Financial Statements” in the statement of additional information.

KPMG LLP

New York, New York

April 20, 2009